UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

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RENTECH, INC.
(Name of Registrant as Specified in Its Charter)

ENGAGED CAPITAL MASTER FEEDER I, LP
ENGAGED CAPITAL MASTER FEEDER II, LP
ENGAGED CAPITAL I, LP
ENGAGED CAPITAL I OFFSHORE, LTD.
ENGAGED CAPITAL II, LP
ENGAGED CAPITAL, LLC
ENGAGED CAPITAL HOLDINGS, LLC
GLENN W. WELLING
LONE STAR VALUE INVESTORS, LP
LONE STAR VALUE INVESTORS GP, LLC
LONE STAR VALUE MANAGEMENT, LLC
JEFFREY E. EBERWEIN
JEFFREY J. BROWN
LARRY HOLLEY

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Engaged Capital, LLC and Lone Star Value Management, LLC, together with the other members of the Concerned Rentech Shareholders (“CRS”) and the participants named herein, intend to make a preliminary filing with the Securities and Exchange Commission of a proxy statement and an accompanying proxy card to be used to solicit votes for the election of CRS’s slate of four highly-qualified director nominees to the Board of Directors of Rentech, Inc., a Colorado corporation (the “Company”), at the Company’s upcoming 2014 annual meeting of stockholders, or any other meeting of stockholders held in lieu thereof, and any adjournments, postponements, reschedulings or continuations thereof.

On March 17, 2014, CRS issued the following press release:

Concerned Rentech Shareholders Urges Rentech Board to Immediately Halt Capital Raising Plans and Promptly Hold 2014 Annual Meeting

Reiterates Grave Concerns over the Board and Management’s Poor Track Record and Stresses the Board Cannot be Trusted to Execute Successfully on any Initiatives

States the Board’s Penchant for Continued Reckless Capital Spending and Highlights the Urgent Need to Reconstitute the Board to Include Shareholder Representation

Calls on the Board to Hold the 2014 Annual Meeting as Soon as Possible to Allow Shareholders to Choose the Directors They Trust to Make Decisions on their Behalf

NEWPORT BEACH, CA, March 17, 2014 - Concerned Rentech Shareholders (“CRS”), a group led by Engaged Capital, LLC and Lone Star Value Management, LLC, together one of the largest stockholders of Rentech, Inc. (“RTK” or the “Company”) (NASDAQ:RTK), announced today that is has delivered a letter to the Board of Directors of RTK (the “Board”). In the letter, CRS called on the Board to immediately halt any capital raising plans or discussions and to schedule a date for the 2014 Annual Meeting at the earliest possible time so shareholders can elect fiduciaries that they trust to provide appropriate leadership at this critical moment in RTK’s history.

CRS expressed its belief that the Board and management’s poor capital allocation and execution track record warrant no confidence that they can successfully execute on any initiatives. Further reckless spending, highlights the urgent need to reconstitute the Board to include shareholder representation. The letter also set the record straight with respect to CRS’s persistent efforts to work constructively with the Company to seek a mutually agreeable resolution. However, should the Company continue to thwart the shareholder’s wishes and further entrench themselves, CRS stated it intends to bring legal action against the Company and the directors personally.

The full text of the letter Concerned Rentech Shareholders delivered to the Board follows:

March 17, 2014

Board of Directors
Rentech, Inc.
10877 Wilshire Boulevard
Suite 600
Los Angeles, CA 90024

Gentlemen:

Following Rentech, Inc.’s (“RTK” or the “Company”) fourth quarter earnings announcement and conference call on March 11, 2014, Concerned Rentech Shareholders (“CRS”) believes that management, with the support of RTK’s Board of Directors (the “Board”), may be planning to raise a significant amount of capital prior to the Company’s 2014 annual meeting of stockholders (the “2014 Annual Meeting”).  Through its past actions, which include squandering ~$5001 million of shareholders’ capital on a failed Alternative Energy business, this Board has, in our view, lost credibility with shareholders and lacks the mandate to continue to serve as stewards of the shareholders’ capital ahead of the 2014 Annual Meeting.

Forming a Master Limited Partnership (“MLP”) with RTK’s Wood Assets

CRS believes that a successful initial public offering (IPO) of RTK’s woods assets under an MLP structure could offer attractive returns for shareholders.  However, any such successful IPO is predicated on overcoming serious executional hurdles and allocating significant additional capital to acquire or develop supplemental wood assets2.  We believe the Board and management’s poor track record of operational execution and capital allocation (e.g. alternative energy, Agrifos, etc.) serve to increase the risk of any endeavor to grow the business inorganically and undermine its chances of success.

Management was clear on last week’s earnings call that an additional $100 million would need to be spent in the near-term in order to reach an optimal level of EBITDA to form and complete a public offering for an MLP with the woods assets (with an additional $50 million needed to repay the outstanding balance on the Company’s margin loan)3.  Further, management commented that the Company has identified projects requiring a staggering $6004 million of incremental capital!  This massive amount harkens back to the Company’s alternative energy days, when management pursued numerous ventures that required significant investment, including Natchez ($4.7 billion), the conversion of East Dubuque ($900 million), Olympiad ($500 million), Rialto ($430 million), and Port St. Joe ($225 million), all of which were eventually abandoned5. Management was constantly chasing additional growth initiatives, continuing to acquire assets to add to its list of potential projects despite never actually completing a single one. Today, the majority of the capital spent on alternative energy acquisitions and development projects has been written off, resulting in impairment charges totaling $124 million since 20066.  We are not prepared to give this management team and Board the mandate to pursue similar reckless ambitions without direct shareholder oversight of the process.

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1 Sum of cash SG&A, R&D, and capex expenditures attributable to Alternative Energy segment from 2005 - 2012. Source: RTK and RNF public SEC filings.

2 Based on RTK management’s public statements targeting ~$55 million of EBITDA

3 March 11, 2014 RTK presentation and 4Q13 press release

4 March 11, 2014 RTK presentation and 4Q13 press release

5 Estimated project costs directly from RTK public SEC filings

6 RTK public SEC filings

Operational execution will be critical to the success of the wood pellets business, and the current Board and management’s track record leaves much to be desired. The attempted conversion of East Dubuque, management’s first major venture, cost nearly $507 million and was effectively canceled 208 months after acquiring the plant. The one project this management team did manage to complete, the Product Demonstration Unit (“PDU”) in Colorado, was finished 20 months behind schedule and with a price tag of $83 million, approximately 300% over the original projected budget9!  We can add to this list the recent acquisition of Agrifos for $158 million at the end of 2012, which resulted in an EBITDA loss of $10 million in 2013 (compared to an original forecast of $25 million of profit) and $30 million in impairment charges roughly a year later10. While, according to management, construction of RTK’s two Canadian wood pellet plants remains “on time and on budget,11” we will not be able to judge the success of these two projects in 2014, as only $2 million12 of EBITDA is expected to be generated this fiscal year. With this troubling capital allocation and execution track record, it is no surprise that shareholders appear to shudder at the thought of this Board approving the raising and spending of more capital before the initial Canadian pellet facilities have even shipped product.

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7 Cost based on impairments listed in RTK 2008 10K

8 Royster Clark acquisition closed in April 2006 and conversion was stopped in December 2007

9 Estimated cost and completion dates per RTK commentary in public filings, particularly the 2005 10K and transcript for 3Q08 earnings call on August 11, 2008

10 Acquisition cost, EBITDA results, original EBITDA estimate, and impairment charge all from RTK public filings, including presentation dated November 1, 2012

11 Transcript for 4Q13 earnings call on March 11, 2014

12 March 11, 2014 presentation

We agree that shareholder value could be created by forming an MLP structure or through the development and/or acquisition of additional wood assets.  However, like many of our fellow shareholders, we do not have the confidence that this Board and management have the ability, track records and commitment to execute on such an initiative successfully. We view this Board’s record to date as indefensible and see any potential plans to further dilute shareholders, expose them to greater risk, and/or engage in reckless capital spending as clear evidence of the critical need to reconstitute the Board NOW.  Any significant allocation of capital going forward must be reviewed and decided upon by a truly independent, shareholder-oriented Board. Without shareholder representation on the Board, RTK’s investors are left defenseless to protect themselves from more of the same risky and wasteful spending.  The motivation to raise significant capital prior to the 2014 Annual Meeting puts the Board and management at serious conflict with shareholders who may be knowingly and purposely disenfranchised by such actions.

As we clearly expressed in our February 13, 2014 letter to the Board, we will consider holding you liable for gross negligence if the Company dilutes existing RTK shareholders through any offering of RTK stock, materially increases RTK’s financial leverage, or sells shares of Rentech Nitrogen Partners (“RNF”) prior to the 2014 Annual Meeting.  Raising capital in any form, especially by diluting RTK shareholders through the issuance of equity or convertible debt securities prior to the 2014 Annual Meeting, would, in our view, represent a willful neglect of your fiduciary duty to shareholders and we will hold the Company, any other companies that participate in the transaction, the Company’s advisors, and all directors personally accountable for any such actions.

We believe that your personal reputations in the business community would be permanently tarnished for such an attempt to abuse the very shareholders you were elected to serve.  It is the Board’s duty to act independent of management in your service to RTK shareholders.  Rest assured, any capital raise which disenfranchises RTK shareholders will have serious personal consequences for each one of you.

“A Matter of Trust”

CRS would also like to correct certain misstatements made by the Company in its February 13, 2014 press release regarding CRS’s alleged refusal to participate in the annual process of the Nominating and Corporate Governance Committee (the “Committee”) to evaluate candidates for election to the Board.  For the benefit of the Board, we have constructed a timeline of events as they actually occurred to avoid any further shareholder confusion or additional misstatements on your behalf.

•
December 13, 2013: Engaged Capital, LLC (“Engaged Capital”) met with Chairman Halbert Washburn and director Michael Burke in Los Angeles.  Engaged Capital communicated its intent to nominate four directors to the Board and its willingness to come to a mutually-agreeable resolution and avoid a contested election in 2014. Engaged Capital brought a physical copy of its nomination materials to the meeting. This meeting marked the last time the Board directly communicated with members of CRS.13

•
December 27, 2013: Engaged Capital and Lone Star Value Management, LLC (“Lone Star Value”) formed CRS and formally nominated four highly qualified candidates for election to the Board at the 2014 Annual Meeting.  At the request of the Company’s advisors, CRS did not publically disclose its nomination at this time.

•
December 28, 2013 - January 12, 2014: Communication between the Company’s advisors and CRS failed to make any substantive progress. The Board, through its advisors, not only rejected several settlement options proposed by CRS, but also failed to offer a single counter proposal to improve Board composition.  The Company put further discussions on hold pending a meeting between CRS and Committee Chairman Edward Stern as requested by its advisors.

The following transpired after the Company’s advisors asked CRS to meet with Mr. Stern:

o	Glenn Welling (of Engaged Capital and a CRS nominee) agreed to meet with Mr. Stern.

o
The Company’s advisors14 informed Mr. Welling that Mr. Stern was unable to travel for health reasons and that Mr. Welling would have to travel to Connecticut where Mr. Stern resides to conduct the meeting.

o
Mr. Welling, who resides in Newport Beach, California, offered to conduct the meeting via phone or video conference until his schedule would permit travel to the East Coast.  The Company, through its advisors, rejected both alternatives.

o
In order to avoid delay while Mr. Welling was attempting to schedule the in-person meeting with Mr. Stern, Mr. Welling suggested that Mr. Stern meet in-person with Jeff Eberwein (of Lone Star Value and a CRS nominee) as Mr. Eberwein resides approximately thirty minutes away from Mr. Stern in Connecticut.  Mr. Stern, through the Company’s advisors, refused to meet with Mr. Eberwein.

•
January 13, 2014: After a month of CRS attempting to reach a settlement, and with the Company refusing to put together a framework for settlement or offer a single counter proposal, CRS publicly disclosed its December 27, 2013 nomination of director candidates. Mr. Welling was contacted by the Company’s advisors that same day and was informed that the Company’s offer to meet with Mr. Stern had been rescinded.

_________________________________

13 This excludes one brief email from an RTK director on January 8, 2014 regarding his business schedule.

14 Mr. Stern advised Mr. Welling of the same in the brief email previously footnoted.

CRS has always remained genuine in its desire to work constructively with the Board, and even postponed the public disclosure of its nomination for an entire month after Engaged Capital alerted the Board of its intent to nominate directors in the meeting with Messrs. Washburn and Burke on December 13, 2013. Contrary to the Company’s February 13, 2014 press release, Engaged Capital and Lone Star Value made every effort to meet with Mr. Stern while the Board, through its advisors, made every effort to avoid the meeting it had originally demanded. Further, CRS is aware that the Board is actively interviewing other director candidates of its choosing while at the same time refusing to communicate with CRS or consider our highly-qualified candidates.  In our view, the above chain of events provides further evidence that the Board is not concerned with its fiduciary duty but is instead seeking to further entrench itself at the expense of RTK’s shareholders.

How can shareholders trust this Board to act in their best interest given their track record of value-destroying capital allocation and penchant for spreading misinformation?

CRS remains committed to maximizing shareholder value and will do whatever is necessary to ensure that decisions are made with the best interests of shareholders as a paramount objective.  Through prudent capital allocation, careful expense management, proper execution, and appropriate risk-taking, shareholders could finally realize the true value of RTK’s assets.  A successful MLP of the Company’s wood assets is a key part of that equation.  However, the path outlined by management last week highlights the risk of a “Hail Mary” capital raise which would dilute and disenfranchise shareholders.  We firmly believe that shareholders are unwilling to allow the Board as currently composed and this management team to pursue such aggressive growth.  If the Board was confident in the risk-adjusted returns offered by over $600 million in additional wood investments, it would not be thwarting our efforts to add shareholder perspective in the boardroom but would openly welcome the benefits of direct shareholder involvement.  We are confident that RTK’s investors are strongly opposed to any dilutive actions prior to having the opportunity to vote on the Company’s future directors at the 2014 Annual Meeting. With that in mind, we call on this Board to immediately halt any capital raising plans or discussions and schedule a date for the 2014 Annual Meeting at the earliest possible time so shareholders can exercise their right to select their fiduciaries whom they believe will provide appropriate leadership at this critical moment in RTK’s history.

Sincerely,

Concerned Rentech Shareholders

CERTAIN INFORMATION CONCERNING PARTICIPANTS

Engaged Capital, LLC and Lone Star Value Management, LLC, together with the other members of the Concerned Rentech Shareholders and the participants named herein, intend to file a preliminary proxy statement and accompanying proxy card with the Securities and Exchange Commission (“SEC”) to be used to solicit votes for the election of their slate of four highly-qualified director nominees at the 2014 annual meeting of stockholders of Rentech, Inc., a Colorado corporation (the “Company”).

CONCERNED RENTECH SHAREHOLDERS STRONGLY ADVISE ALL STOCKHOLDERS OF THE COMPANY TO READ THE PROXY STATEMENT AND OTHER PROXY MATERIALS AS THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. SUCH PROXY MATERIALS WILL BE AVAILABLE AT NO CHARGE ON THE SEC’S WEB SITE AT HTTP://WWW.SEC.GOV. IN ADDITION, THE PARTICIPANTS IN THIS PROXY SOLICITATION WILL PROVIDE COPIES OF THE PROXY STATEMENT WITHOUT CHARGE, WHEN AVAILABLE, UPON REQUEST. REQUESTS FOR COPIES SHOULD BE DIRECTED TO THE PARTICIPANTS’ PROXY SOLICITOR.

The participants in the proxy solicitation are Engaged Capital Master Feeder I, LP (“Engaged Capital Master I”), Engaged Capital Master Feeder II, LP (“Engaged Capital Master II”), Engaged Capital I, LP (“Engaged Capital I”), Engaged Capital I Offshore, Ltd. (“Engaged Capital Offshore”), Engaged Capital II, LP (“Engaged Capital II”), Engaged Capital, LLC (“Engaged Capital”), Engaged Capital Holdings, LLC (“Engaged Holdings”), Glenn W. Welling, Lone Star Value Investors, LP (“Lone Star Value Investors”), Lone Star Value Investors GP, LLC (“Lone Star Value GP”), Lone Star Value Management, LLC (“Lone Star Value Management”), Jeffrey E. Eberwein, Jeffrey J. Brown and Larry Holley (collectively, the “Participants”).

As of the date of this filing, Engaged Capital Master I beneficially owned 4,670,111 shares of Common Stock. As of the date of this filing, Engaged Capital Master II beneficially owned 3,874,194 shares of Common Stock. Engaged Capital I, as a feeder fund of Engaged Capital Master I, may be deemed the beneficial owner of the 4,670,111 shares of Common Stock beneficially owned by Engaged Capital Master I. Engaged Capital Offshore, as a feeder fund of Engaged Capital Master I, may be deemed the beneficial owner of the 4,670,111 shares of Common Stock beneficially owned by Engaged Capital Master I. Engaged Capital II, as a feeder fund of Engaged Capital Master II, may be deemed the beneficial owner of the 3,874,194 shares of Common Stock beneficially owned by Engaged Capital Master II. Engaged Capital, as the investment adviser to each of Engaged Capital Master I and Engaged Capital Master II, may be deemed to beneficially own the 8,544,305 shares of Common Stock owned in the aggregate by Engaged Capital Master I and Engaged Capital Master II. Engaged Holdings, as the managing member of Engaged Capital, may be deemed to beneficially own the 8,544,305 shares of Common Stock owned in the aggregate by Engaged Capital Master I and Engaged Capital Master II. Mr. Welling, as the founder and chief investment officer of Engaged Capital and the sole member of Engaged Holdings, may be deemed to beneficially own the 8,544,305 shares of Common Stock owned in the aggregate by Engaged Capital Master I and Engaged Capital Master II. As of the date of this filing, Lone Star Value Investors beneficially owned 2,200,000 shares of Common Stock. Lone Star Value GP, as the general partner of Lone Star Value Investors, may be deemed the beneficial owner of the 2,200,000 shares of Common Stock beneficially owned by Lone Star Value Investors. Lone Star Value Management, as the investment manager of Lone Star Value Investors, may be deemed the beneficial owner of the 2,200,000 shares of Common Stock beneficially owned by Lone Star Value Investors. Mr. Eberwein, as the manager of Lone Star Value GP and sole member of Lone Star Value Management, may be deemed the beneficial owner of the aggregate of 2,200,000 shares of Common Stock beneficially owned by Lone Star Value Investors. As of the date of this filing, neither of Messrs. Brown or Holley beneficially owned any shares of Common Stock.

About Engaged Capital:

Engaged Capital, LLC, (“Engaged Capital”) was established in 2012 by a group of professionals with significant experience in activist investing in North America and was seeded by Grosvenor Capital Management, L.P., one of the oldest and largest global alternative investment managers. Engaged Capital is a limited liability company owned by its principals and formed to create long-term shareholder value by bringing an owner’s perspective to the managements and boards of under-valued public companies. Engaged Capital manages both a long-only and long/short North American equity fund. Engaged Capital’s efforts and resources are dedicated to a single investment style, “Constructive Activism” with a focus on delivering superior, long-term, risk-adjusted returns for investors. Engaged Capital is based in Newport Beach, California.

About Lone Star Value Management:

Lone Star Value Management, LLC (“Lone Star Value”) is an investment firm that invests in undervalued securities and engages with its portfolio companies in a constructive way to help maximize value for all shareholders. Lone Star Value was founded by Jeff Eberwein who was formerly a Portfolio Manager at Soros Fund Management and Viking Global Investors. Lone Star Value is based in Old Greenwich, CT.